Exhibit 10.2

ChromaDex Corporation Performance Stock Unit Award Grant Notice
(2017 Equity Incentive Plan)

ChromaDex Corporation (the “Company”), pursuant to its 2017 Equity Incentive Plan (as amended from time-to-time, the “Plan”), hereby awards to Participant a performance stock unit award that grants Participant the right to receive the number of shares of Common Stock specified below (“Performance Stock Units”). The Performance Stock Units award is subject to all of the terms, conditions and restrictions as set forth herein, in the Performance Stock Unit Award Agreement and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Performance Stock Unit Award Agreement will have the same definitions as in the Plan or the Performance Stock Unit Award Agreement, as applicable. If there is any conflict between the terms herein and the Plan, the terms of the Plan will control.

Participant:    Robert Fried

Date of Grant:    February 25, 2025

Performance Stock Unit: 1,518,600 (subject to adjustment as provided in Section 4(a) of the
Performance Stock Unit Award Agreement)

Performance Period:    Grant Date through February 25, 2032 (the “Expiration Date”);
provided, however, the Performance Period shall end on the earlier of (i) a Change in Control and (ii) the termination of Participant’s Continuous Service.

Vesting Schedule:    If, before the earlier of (i) the Expiration Date and (ii) the termination of Participant’s Continuous Service, the 60-Day VWAP (“Measured Period Trading Price”) equals or exceeds the Common Stock price performance goal below (each, a “Share Price Performance Goal”) (subject to adjustment as provided in the Performance Stock Unit Award Agreement), then the corresponding number of Performance Stock Units shall be eligible to vest and shall vest on the date on which the Compensation Committee of the Board certifies achievement of the applicable Share Price Performance Goal.

Upon a Change in Control prior to the Expiration Date, the number of PSUs that may vest will be determined by the Board (as constituted immediately prior to the Change in Control) based upon the achievement of the Share Price Performance Goal, calculated using the sale price of the Common Stock in connection with the

Change in Control as determined by the Board (as constituted immediately prior to the Change in Control); and, which, for the avoidance of doubt, shall not be subject to the sixty (60) Trading Day period set forth in the immediately preceding sentence. To the extent any Share Price Performance Goals are achieved, the related number of Performance Stock Units shall vest as of immediately prior to the Change in Control and any Performance Stock Units that do not vest, shall be forfeited and cancelled for no additional consideration.

Share Price Performance Goals	Number of Incremental Performance Stock Units Vesting if the Measured Period Trading Price Equals or Exceeds the Corresponding Share Price Performance Goal
$15.00	759,300
$20.00	189,825
$30.00	189,825
$40.00	189,825
$50.00	189,825

For purposes of clarity and for the avoidance of doubt, (i) in the event that the first Share Price Performance Goal is achieved prior to the Expiration Date or forfeiture of the Performance Stock Units, the first Performance Stock Unit tranche shall vest; (ii) in the event the second Share Price Performance Goal is achieved prior to the Expiration Date or forfeiture of the Performance Stock Units, the second Performance Stock Unit tranche (and to the extent previously unvested, the first Performance Stock Unit tranche) shall vest; (iii) in the event the third Share Price Performance Goal is achieved prior to the Expiration Date or forfeiture of the Performance Stock Units, the third Performance Stock Unit tranche (and to the extent previously unvested, the first and the second Performance Stock Unit tranches) shall vest; and (iv) in the event the fourth Share Price Performance Goal is achieved prior to the Expiration Date or forfeiture of the Performance Stock Units, the fourth Performance Stock Unit tranche (and to the extent previously unvested, the first, the second, and the third Performance Stock Unit tranches) shall vest.

Any Performance Stock Units that have not vested upon the earlier of (i) the Expiration Date and (ii) the termination of Participant’s Continuous Service will immediately expire and all of Participant’s rights in any such unvested Performance Stock Units will be forfeited and cancelled for no additional consideration.

Additional Terms/Acknowledgements:

For purposes of this Performance Stock Unit Award Grant Notice: (i) “60-Day VWAP” means the average of the sixty (60) consecutive daily VWAPs over any sixty (60) consecutive Trading Days; (ii) “Trading Day” means a day on which the principal Trading Market is open for trading; (iii) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing); and (iv) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) if the Common Stock is then quoted on any other trading platform or market that the Board determines to be an active trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such trading platform or market, or, if not so quoted, then the fair market of a share of Common Stock for such date, in each case, as determined by the Board in its good faith discretion. All such determinations shall be made by the Board and shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

The undersigned Participant acknowledges receipt of, and understands and agrees to this Performance Stock Unit Award Grant Notice, the Performance Stock Unit Award Agreement and the Plan. Participant acknowledges and agrees that this Performance Stock Unit Award Grant Notice and the Performance Stock Unit Award Agreement may not be modified, amended or revised, except as provided therein or in the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Stock Unit Award Grant Notice, the Performance Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company or the Award and supersede all prior oral and written agreements, promises and/or representations on that subject, including any term sheet provided to Participant, with the exception of (i) equity awards previously granted and delivered to Participant; (ii) any compensation recovery policy that is or may be adopted by the Company or is otherwise required by applicable law, including the Company’s Dodd-Frank Clawback Policy; and (iii) that certain Executive Employment Agreement, dated March 12, 2017, by and between the Company and Participant (as may be amended or restated from time to time, the “Employment Agreement”). By accepting this performance stock unit award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system to the extent established and maintained by the Company or another third party designated by the Company.

[Signature Page Follows]

CHROMADEX CORPORATION:		PARTICIPANT:

By:	/s/ Ozan Pamir	By:	/s/ Robert Fried

Title:	Chief Financial Officer	Date:	February 25, 2025
Date:	February 25, 2025

Attachments:

Attachment I:	Performance Stock Unit Award Agreement
Attachment II:	2017 Equity Incentive Plan
Attachment III:	Prospectus

Attachment I

ChromaDex Corporation 2017 Equity Incentive Plan

Performance Stock Unit Award Agreement

Pursuant to the accompanying Performance Stock Unit Award Grant Notice (the “Grant Notice”) and this Performance Stock Unit Award Agreement (the “Agreement”), ChromaDex Corporation (the “Company”) has granted you a Performance Stock Unit Award (the “Award”) under the ChromaDex Corporation 2017 Equity Incentive Plan (the “Plan”) for the number of performance stock units (the “Performance Stock Units”) set forth in the Grant Notice. This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.
1.GRANT OF THE AWARD. This Award represents your right to be issued on a future date (as set forth in Section 6) one (1) share of Common Stock for each Performance Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement. This Award was granted in consideration of your services to the Company or an Affiliate.
2.VESTING. This Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice. Vesting will cease upon the termination of your Continuous Service.
3.TERMINATION AND FORFEITURE.

(a)Except as provided in Section 3(c), upon termination of your Continuous Service, you will forfeit (at no cost to the Company) any Performance Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Performance Stock Units.
(b)If, prior to a Change in Control, (i) the Company terminates your Continuous Service for Cause (as defined in the Employment Agreement) or (ii) you terminate your Continuous Service without Good Reason, any shares of Common Stock held by you as a result of the vesting of the Performance Stock Units, shall continue to be subject to the transfer restrictions set forth in Section 6(c).
(c)If, prior to a Change in Control, (i) the Company terminates your Continuous Service without Cause or (ii) you terminate your Continuous Service for Good Reason, subject to you executing and not revoking a general release of claims in substantially in the form attached to the Employment Agreement (with necessary updates to comply with applicable law),
(x) any shares of Common Stock held by you as a result of the vesting of the Performance Stock Units, shall no longer be subject to the transfer restrictions set forth in Section 6(c) and (y) any Performance Stock Units subject to this Award that have not vested as of the date of such termination shall remain outstanding and eligible to vest until the earlier to occur of (A) the twelve

(12) month anniversary of the date of termination and (B) the Expiration Date (the “Tail Period”). For the avoidance of doubt, any Performance Stock Units that do not vest during the Tail Period shall be automatically forfeited and you will have no further right, title or interest in such Performance Stock Units.
(d)If in connection with a Change in Control, (i) the Company terminates your Continuous Service without Cause or (ii) you terminate your Continuous Service for Good Reason, the Performance Stock Units will remain outstanding and eligible to vest on a Change in Control in accordance with the Change in Control vesting provisions set forth in the Grant Notice and any shares of Common Stock issued to you in respect of such vesting, shall not be subject to the transfer restrictions set forth in Section 6(c).
(e)For purposes of this Agreement, “Good Reason” means the continued occurrence of any of the following actions taken by the Company, without your prior written consent:
(i)a material reduction in your Base Salary (as defined in the Employment Agreement), other than as permitted by Section 2.1 of the Employment Agreement;
(ii)a material reduction in your duties or responsibilities that is inconsistent with your position within a public company;
(iii)relocation of your principal place of employment to a place that increases your one-way commute by more than thirty (30) miles as compared to your principal place of employment immediately prior to such relocation;
(iv)during your employment under the Employment Agreement, the Company’s failure to nominate you for continued service on the Board each time that your service on the Board would otherwise terminate, unless such failure is required in order to comply with legal, stock exchange or other regulatory requirements relating to Board or committee composition;
(v)a material breach of the Employment Agreement by the Company;
(vi)if, as a result of a Change in Control, you will no longer be the most senior executive in the Company’s controlled group; or
(vii)if, as a result of a Change in Control, there is, or will be, a modification to the reporting structure, such that you shall no longer report directly to the Board (or similar entity) of the highest parent of the surviving entity following such Change in Control.
In order for you to resign for Good Reason, each of the following requirements must be met: (A) you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis of your resignation, (B) you must allow the Company at least thirty (30) calendar days from receipt of such written notice to cure such event, (C) such event is not reasonably cured by the Company within such thirty (30) calendar day period (the “Cure Period”), and (D) you must resign from all positions that you then hold with the Company and any affiliates not later than thirty (30) calendar days after the expiration of the Cure Period.
4.NUMBER OF PERFORMANCE STOCK UNITS AND SHARES OF COMMON STOCK.

(a)The number of Performance Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in Section 9 of the Plan. The Share Price Performance Goals may be adjusted as provided in Section 13(nn) of the Plan or as otherwise necessary to appropriately and proportionately adjust the Share Price Performance Goals following a Capitalization Event.
(b)Any additional Performance Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 4 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Performance Stock Units subject to this Award to which they relate.
(c)No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 4. Any fractional shares that may be created by the adjustments referred to in this Section 4 will be rounded down to the nearest whole share.
5.SECURITIES LAW COMPLIANCE. You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.
(a)Transferability. Except as otherwise provided in this Section 5, this Award is not transferable, except by will or by the laws of descent and distribution and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, hedge, sell or otherwise dispose of any portion of the Performance Stock Units or the shares of Common Stock in respect of this Award. For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, hedge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.
(b)Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to effect transactions under the Plan, designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Stock or other consideration to which you were entitled at the time of your death pursuant to this Agreement. In the absence of such a designation, in the event of your death, the executor or administrator of your estate will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.
(c)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive any distribution of Common Stock or other consideration under this Award, pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss with the Company’s General Counsel the proposed terms of any such transfer prior to finalizing such domestic relations order, marital settlement agreement or other divorce or separation instrument to help ensure the required information is contained within the domestic relations order, marital settlement agreement or other divorce or separation instrument.
6.DATE OF ISSUANCE.

(a)The issuance of any shares of Common Stock in respect of this Award is (i) subject to satisfaction of the tax withholding obligations set forth in Section 10 and (ii) intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.
(b)In the event one or more Performance Stock Units subject to this Award vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Performance Stock Unit that vests on such date (and for purposes of this Agreement, such issuance date is referred to as the “Original Issuance Date”); provided, however, that if the Original Issuance Date falls on a date that is not a business day, such shares will instead be issued to you on the next following business day.
(c)
(i)Except as provided in Section 3 and Section 10, following the Original Issuance Date until the earlier of (i) the fifth (5th) anniversary of the Date of Grant and
(ii)the consummation of a Change in Control, without prior written approval by the Board, you shall not be permitted to sell, pledge, hedge, assign, encumber, transfer, or enter into any transaction economically equivalent to a sale (other than for estate planning purposes, subject to the Company’s approval, which shall not to be unreasonably delayed or withheld) the shares of Common Stock issued to you hereunder. Any attempted sale, pledge, hedge, assignment, encumbrance, transfer or transaction prohibited pursuant to this Section 6(c) shall be void ab initio, and the Company shall not in any way give effect to any such impermissible sale, pledge, hedge, assignment, encumbrance, transfer or transaction.
(ii)Notwithstanding the foregoing, if the Board determines that a stockholder (together with its Affiliates) of the Common Stock who, as of the date hereof, beneficially owns twenty percent (20%) or more of the outstanding Common Stock (based on ownership percentages disclosed in publicly filed reports on Schedule 13D or 13G or other publicly available information deemed reliable by the Board) (a “20% Stockholder”) has, as of the date that you notify the Board in writing of your bona fide intent to sell shares of Common Stock (“Intended Sale Notice”), decreased its ownership percentage of the outstanding Common Stock as a result of its (or its Affiliates’) open-market sale or sales of such shares of Common Stock to a third party (other than the Company or one of its Affiliates) in a single transaction or a series of transactions (based on ownership percentages disclosed in publicly filed reports on Schedule 13D or 13G or other publicly available information deemed reliable by the Board), then the restrictions pursuant to this Section 6(c) shall cease to apply to a number of shares of Common Stock vested and settled pursuant to this Award in an amount equal to the product of:
(1)the percentage by which the 20% Stockholder’s ownership in the Company decreased as of the date of the Intended Sale Notice (for example, if a 20% Stockholder beneficially owned 25% of the outstanding Common Stock and as of the date of the Intended Sale Notice owned 20% of the outstanding Common Stock, the percentage used in this clause (x) would be 20%); and
(2)the number of shares of Common Stock then subject to this
Section 6(c).
All calculation made under this Section 6(c)(ii)(1) and Section 6(c)(ii)(2) shall be made in good faith discretion of the Board.
7. DIVIDENDS. You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.
8. RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.
9. AWARD NOT A SERVICE CONTRACT. Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. This Award is not an employment or service contract, and nothing in this Award (including, but not limited to, the vesting of the Performance Stock Units subject to this Award or the issuance of shares of Common Stock in respect of this Award), this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award or Agreement or the Plan will: (i) create or confer upon you any right or obligation to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) create or confer upon you any right or benefit under this Award unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have. In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10.TAX WITHHOLDING OBLIGATIONS.

(a)On or before the time you receive a distribution of any shares of Common Stock in respect of this Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with this Award (the “Withholding Taxes”). Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to this Award by any of the following means or by a combination of such means:
(i) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be issued in connection with this Award to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; or (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with this Award with a Fair Market Value (measured as of the date the shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
(b)Unless the Withholding Taxes of the Company and/or any Affiliate are satisfied, the Company will have no obligation to issue to you any Common Stock.
(c)In the event the Company’s obligation to withhold arises prior to the issuance to you of Common Stock or it is determined after the issuance of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
12.NOTICES. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The

Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
13.GOVERNING PLAN DOCUMENT. This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.
14.OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.
15.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
16.STOCKHOLDER RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you. Subject to Section 6(c), upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
17.SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
18.AMENDMENT. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

19.CLAWBACK/RECOVERY. This Award (and any compensation paid or shares of Common Stock issued under this Award) will be subject to recoupment in accordance with the Company’s Dodd-Frank Clawback Policy or any other clawback policy that the Company adopts in the future. No recovery of compensation under such a clawback policies will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.
20.UNSECURED OBLIGATION. This Award is unfunded, and as a holder of vested Performance Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.
21.COMPLIANCE WITH SECTION 409A OF THE CODE. Although the Company makes no guarantee with respect to the tax treatment of the Performance Stock Units, this Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) you are deemed by the Company at the time of your “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six months and one day after the date of such separation from service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 21 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Each installment of Performance Stock Units that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).
22.MISCELLANEOUS.

(a)The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c)You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.
(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
*    *    *
This Performance Stock Unit Award Agreement will be deemed to be signed by you upon the signing by you of the Performance Stock Unit Award Grant Notice to which it is attached.

Attachment II

2017 Equity Incentive Plan

ATTACHMENT III PLAN PROSPECTUS